Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2008, relating to the consolidated financial statements and financial statement schedule of ATP Oil & Gas Corporation and subsidiaries as of December 31, 2007, and for the years ended December 31, 2007 and 2006, appearing in the Annual Report of Form 10-K of ATP Oil & Gas Corporation for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

October 19, 2009